UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021

THE COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-36094	52-1652138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3035 Leonardtown Road, Waldorf, Maryland 20601

(Address of principal executive offices) (Zip Code)

(301) 645-5601

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCFC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2021, The Community Financial Corporation (the “Company”) issued a press release announcing that James M. Burke was appointed on December 8, 2021 as President and Chief Executive Officer of both the Company and Community Bank of the Chesapeake (the “Bank”), effective August 31, 2022. On that date, Mr. Burke will succeed William J. Pasenelli as Chief Executive Officer of the Company and the Bank. On December 8, 2021, following discussions with the Compensation Committee of the Board of Directors and the Chairman of the Board of Directors of the Company, Mr. Pasenelli notified the Company and the Bank that he has determined to retire from his positions as Chief Executive Officer of the Company and the Bank, and as a member of the Board of Directors of each of the Company and the Bank, effective August 31, 2022 (the “Retirement Date”). In connection with the foregoing discussions, on December 8, 2021, Mr. Pasenelli and the Company entered into a Retirement and Consulting Agreement (the “Agreement”).

The principal terms of the Agreement provide that:

•	Mr. Pasenelli will continue in his current role as Chief Executive Officer and will continue to: (i) receive his regular base salary and (ii) be eligible to participate in the Company’s health and welfare plans in which he is currently participating on the terms stated in such plans;

•	Mr. Pasenelli will not be eligible for a cash bonus under the Bank’s 2022 short-term incentive plan and shall not be eligible to participate in the Company’s 2022 long-term executive incentive program (“LTEIP”);

•	As of the date of the Agreement, Mr. Pasenelli’s employment agreement with the Company and the Bank dated, April 30, 2018 (the “Employment Agreement”), terminates and shall thereafter be without force or effect;

•	10,010 shares of unvested awards granted to Mr. Pasenelli under the Company’s LTEIP and the Company’s 2015 Equity Compensation Plan (“the 2015 Plan”) shall continue to vest until the Retirement Date and during the Consulting Period (as defined below) and the remaining 5,024 shares of unvested awards that remain unvested as of the end of the Consulting Period under the LTEIP and the 2015 Plan shall be cancelled. If the Agreement is terminated pursuant to a change in control, death or disability, the 10,010 shares of unvested awards that would have become fully vested on the Retirement Date or the end of the Consulting Period and remain unvested shall be accelerated;

•	Commencing on September 1, 2022, the Company agreed to retain Mr. Pasenelli as an independent consultant, and Mr. Pasenelli agreed to render consulting and/or advisory services to the Company, as the Company may reasonably request with respect to its business and matters within Mr. Pasenelli’s area of responsibility while employed by the Company, for a term expiring on August 31, 2023 (the “Consulting Period”), unless such consulting arrangement is terminated earlier under the terms of the Agreement;

•	As compensation for any and all services which Mr. Pasenelli renders during the Consulting Period and Mr. Pasenelli’s other promises and obligations in the Agreement, including the restrictive covenants contained in the Agreement, the Company will pay Mr. Pasenelli a quarterly fee of $259,517 payable on each of December 31, 2022, March 31, 2023, June 30, 2023 and August 31, 2023; and

•	During the Consulting Period, Mr. Pasenelli will provide the Company with consulting and advisory services as provided in the Agreement and will be subject to restrictive covenants that, among other things, prohibits him from competing with the Company or soliciting the Company’s customers, suppliers and employees.

The foregoing description of the Agreement is a summary and it is qualified in its entirety by the Agreement filed as Exhibit 10.1 hereto which is incorporated herein by reference.

Mr. Burke, age 53, has served as the Company’s President, and as a member of the Company’s Board of Directors, since February 25, 2021. Mr. Burke has also served as the Bank’s President, and as a member of the Bank’s Board of Directors, since 2016. Prior to being appointed as President of the Bank, Mr. Burke served as Executive Vice President and Chief Risk Officer of the Bank since 2005.

The Company has not entered into, or amended, any material plan, contract or arrangement to which Mr. Burke. is a party or in which he participates in connection with the promotions described above. In the event of such entry into, or amendment of, a material plan, contract or arrangement in connection with the promotions, the Company will file an amendment to this report within four business days thereof.

A copy of the Company’s press release announcing Mr. Pasenelli’s retirement and Mr. Burke’s appointment as Chief Executive Officer of the Company and the Bank upon Mr. Pasenelli’s retirement is included as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Number	Description

10.1	Retirement and Consulting Agreement between The Community Financial Corporation and William J. Pasenelli

99.1	Press Release dated December 8, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COMMUNITY FINANCIAL CORPORATION
(Registrant)

Date: December 8, 2021	By:	/s/ William J. Pasenelli
William J. Pasenelli
Chief Executive Officer